Exhibit 10.8

Interactive Strength Inc. d/b/a Forme 236 West 30th Street
Suite 501
New York, New York 10001

October 27, 2022

Dear Trent:

Effective as of October 27, 2022, this letter amends and restates your existing offer letter with Interactive Strength Inc. (the “Company”) dated June 30, 2021 (the “Prior Offer Letter”).

1. Position. You will continue to serve as the Company’s Chief Executive Officer and Co-Founder. In this position, you will report to the Company’s Board of Directors and perform all duties and responsibilities consistent with this position or as may be required to meet the business needs of the Company.

2. Location. You will continue to work remotely with the understanding that this position will require you to commute to our offices.

3. Compensation. Your current annual base salary is two hundred and forty thousand dollars ($240,000) payable bi-weekly on the Company’s regular payroll dates. Effective January 1, 2023, you will be paid an annual base salary at the rate of three hundred thousand dollars ($300,000) payable bi-weekly on the Company’s regular payroll dates. Beginning with the 2024 calendar year, you will be eligible for an annual target bonus equal to seventy-five percent (75%) of your annual base salary, in accordance with, and subject to the terms and condition of, the annual performance bonus plan established by the Company from time to time for similarly situated employees. Any such bonus will be based on the achievement of goals and milestones established by the Company in its sole discretion, and the Company in its sole discretion may amend or terminate any such bonus plan at any time.

4. Benefits. You will continue to be eligible to participate in all of the benefits that the Company provides to other Company executives. Your eligibility to receive benefits will be subject in each case to the generally applicable terms and conditions for the benefits in question and to the determinations of any person or committee administering such benefits. The Company may, from time to time, in its sole discretion, amend or terminate the benefits available to you and the Company’s other employees. You will continue to be covered by worker’s compensation insurance, state disability insurance and other governmental benefit programs as required by state law.

5. Equity Compensation. You will continue to be eligible to participate in the Company’s 2020 Equity Incentive Plan (or any successor thereto), or such other plans or programs as the Company shall determine. Any equity awards granted to you will be subject to the terms and conditions of the applicable plan and any applicable award agreement(s).

6. Severance. You will be eligible to receive severance pursuant to the Company’s Executive Severance Plan (the “Severance Plan”) or any successor plan. The Company reserves the right to modify, suspend or terminate the Severance Plan, in its sole discretion.

7. Confidential Information and Invention Assignment Agreement. As a condition of your continuing employment, you will be required to sign and comply with a Proprietary Information and Inventions Assignment Agreement attached hereto as Exhibit A (the “Proprietary Agreement”), which among other things, prohibits unauthorized use or disclosure of Company proprietary information, and an Agreement to Arbitrate attached hereto as Exhibit B (“Arbitration Agreement”).

8. Company Policies. You will continue to be expected to abide by the Company’s rules and standards, including the Company’s rules of conduct set forth in the Company Handbook, and as they may be modified or implemented from time to time.

9. Expense Reimbursement. You will continue to be authorized to incur reasonable expenses in carrying out your duties for the Company under this letter and will be eligible for reimbursement for all such reasonable business expenses in accordance with the Company’s expense and travel reimbursement policies in effect from time to time.

10. Adjustment and Changes in Employment Status. The Company reserves the right to make personnel decisions regarding your employment, including but not limited to decisions regarding any transfers or other changes in duties or assignments, changes in your salary and other compensation, changes in benefits and changes in Company policies or procedures.

11. Representation. By signing below, you represent that your continued performance of services to the Company will not violate any duty which you may have to any other person or entity (such as a present or former employer), including obligations concerning providing services (whether or not competitive) to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and you agree that you will not do anything in the performance of services hereunder that would violate any such duty.

12. Employment Relationship. Notwithstanding any of the above, your employment with the Company remains “at will”. This means you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Board of Directors.

13. Dispute Resolution. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration as outlined in the Arbitration Agreement.

14. Outside Activities. While you render services to the Company, you agree that you will not engage in any other related employment, consulting or other business activity without the prior written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

15. Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

16. Entire Agreement. This letter, the Proprietary Agreement and the Arbitration Agreement shall constitute the complete agreement between you and Company with respect to the terms and conditions of your continuing employment with the Company. Any prior or contemporaneous representations (whether oral or written) not contained in this letter, the Proprietary Agreement, or the Arbitration Agreement or contrary to those contained in this letter the Proprietary Agreement, or the Arbitration Agreement that may have been made to you, including with respect to the Prior Offer Letter, are expressly cancelled and superseded by this letter.

[Signature Page Follows]

If this letter is acceptable to you, please sign and date this letter and return it to the Company.

Very truly yours,

INTERACTIVE STRENGTH INC.

By:	/Ben Bartlett
Name: Ben Bartlett
Title: President

ACCEPTED AND AGREED:

Employee Signature:	/Trent Ward
Employee Name:	Trent Ward

Date: 10/27/2022

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

Trent Ward

As an employee of Interactive Strength Inc. (d/b/a/ Forme), a Delaware corporation, its subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of the compensation now and hereafter paid to me, I, Trent Ward, enter into this Proprietary Information and Inventions Assignment Agreement (this “Proprietary Agreement”) as follows:

I. Obligation to Protect and Maintain as Confidential the Company’s Proprietary Information.

A. Relationship to Company. I agree that, as part of my employment at the Company, I am expected to make new contributions and Inventions (defined below) of value to the Company, many of which are dependent on my receipt from the Company of its Proprietary Information (as defined below). I acknowledge that my employment creates a relationship of confidence, and that my position places me in a unique position to receive and access the proprietary, trade secrets and research, development and business information applicable to the business of the Company and its clients, and partners. I agree that this Proprietary Agreement is essential for my work as an employee, and shall be effective as the earlier of (i) the first day of my employment by the Company or (ii) the first day of my provision of any services to the Company or its predecessors or founders or affiliates.

B. Proprietary Information of the Company. I acknowledge that the Company possesses or has access to proprietary information that has been or will be created, discovered or developed that has commercial value in the business in which the Company is engaged. All such information is hereinafter called “Proprietary Information” and, by way of illustration but not limitation, includes: secret or confidential information of the Company or its clients or partners; business and marketing plans, techniques, and strategies; confidential Company legal and financial information; financial statements of the Company or its clients; databases; client and prospect lists; client account profiles, client preferences, client files and client confidential information; projections, budgets, costs; personnel data, salary scales, recruiting information, personnel files and salary history data; product development ideas and methods; product placement strategies; know-how, formulae and theories; research and research plans; compliance procedures; trade secrets; and other knowledge, data or proprietary information relating to Inventions, products, processes, designs, formulas, developmental or experimental work, computer programs and other original or proprietary works of the Company. Further, by way of illustration but not limitation, Proprietary Information includes the Company’s product roadmap. I agree that all Proprietary Information shall be the sole property of the Company, and the Company shall be the sole owner of all trade secrets, patents, copyrights and other rights in connection therewith. The absence of any marking or statement that particular information is “Confidential” or “Proprietary” shall not affect its status as Proprietary Information. I hereby assign to the Company any rights I may have or acquire in all Proprietary Information, except as expressly stated herein.

C. Exclusions. Proprietary Information shall not include: (i) information in the public domain not as a result of breach of any duty by me or any other person; (ii) information published or disseminated by the Company without restriction to persons other than me; (iii) general information and know-how that reasonably could be expected to be held by individuals in similar positions at similarly situated business that are not customarily viewed or held to be proprietary; or (iv) information identified in writing by the Company as not being Proprietary Information. I agree that I shall bear the burden of proving that information is not Proprietary Information. I also understand that nothing in this Proprietary Agreement is intended to limit any employee’s rights to discuss the terms, wages and working conditions of their employment, as protected by applicable law.

D. Ownership of Proprietary Information and Assignments of Rights Therein. I agree that all Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all trade secrets, patents, copyrights and other rights in connection therewith. I hereby irrevocably assign to the Company any rights I may have or acquire in all Proprietary Information, including all prior work completed by me as part of my previous provision of services to the Company or its predecessors or founders or affiliates.

E. Protection of Proprietary Information. At all times during my employment by the Company and at all times after the termination of my employment by me or the Company for any reason (“Termination”) I agree that I will hold in strict confidence and trust all Proprietary Information. Except as may be necessary in the ordinary course of performing my duties for the Company, and except as requested by the Company’s attorneys, accountants and agents who need to know and are subject to similar confidentiality obligations, I agree that I will not remove from the Company’s premises or systems (or otherwise transfer outside of the Company’s control, including by transfer through use of the Internet, external media, cloud-based systems, applications, programs or other electronic means), disclose, sell, use (either for personal gain or in any future employment or business venture), personally archive or publish any Proprietary Information or anything relating to it, or allow any others to do the same, without the prior written authorization of the Company’s President or other Designated Representative.

F. Former Employer Information. I represent that I am not subject to any agreement containing employment restrictions with a former employer, and agree that during my employment at the Company I will not breach any obligation of confidentiality or non-solicitation that I may have to any third-party. I further represent that I have not misappropriated and agree that I will not, during my employment with the Company, misappropriate or improperly use or disclose any confidential or proprietary information or trade secrets of any former or concurrent employer or other person or entity, without the explicit written consent of such employer, person or entity. If, at any time during my employment with the Company, I am requested by the Company to perform work which I believe may cause me to violate any duty I have to a third party, I will immediately inform the Company’s President or other Designated Representative in writing so that an assessment of the situation may be made.

G. Third-Party Information Received by Company. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties, during the term of my employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and, except as necessary in carrying out my work for the Company and for the benefit of the Company, consistent with the Company’s agreement with such third party.

II. Confidential Disclosure in Reporting Violations of Law or in Court Filings.

I acknowledge and the Company agrees that I may disclose Proprietary Information in confidence directly or indirectly to federal, state, or local government officials (including but not limited to the Department of Justice, the Securities and Exchange Commission, the U.S. Congress and any agency Inspector General or to an attorney), for the sole purpose of reporting or investigating a suspected violation of law or regulation or making other disclosures that are protected under the whistleblower provisions of state or federal laws or regulations. Nothing in this Proprietary Agreement shall prevent me from disclosing information about unlawful acts in the workplace, and nothing in this Proprietary Agreement is intended to conflict with federal law protecting confidential disclosures of a trade secret to the government or in a court filing. I hereby acknowledge that, pursuant to the Defend Trade Secrets Act, 18 U.S.C. § 1833, et seq., I may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, I acknowledge that if I sue the Company for retaliation based on the reporting of a suspected violation of law, I may disclose a trade secret to my attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and that I do not disclose the trade secret except pursuant to court order. Upon prior request, the Company will be responsible for its legal fees related to ensuring that a filing is made under seal.

III. Retaining and Assigning Inventions and Original Works.

A. Inventions and Original Works Retained by Me. I have attached hereto as Appendix 1, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company, which belong to me, which relate to the Company’s current and proposed business and products, and which are not assigned to the Company (collectively referred to as “Prior Inventions”); or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, model, process or program a Prior Invention owned by me or in which I have an interest, I hereby grant to the Company a nonexclusive, royalty-free, perpetual, irrevocable, worldwide, transferable and sub-licensable license to make, have made, modify, use, distribute, and import such Prior Invention as part of or in connection with such product, model, process or program.

B. Inventions and Original Works Assigned to the Company. I agree that I will promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company, any and all Inventions, except as provided in Section III.F below. Without limiting the foregoing, my disclosure obligation shall continue after termination of my employment with respect to anything that would be an Invention if made, conceived, reduced to practice or learned during my employment or provision of services to the Company, unless such Invention is wholly unrelated to the business of the Company and its disclosure would violate my trade secret obligations to a third-party. “Inventions” means original works of authorship, algorithms, models, software, programs, software code and tools, developments, concepts, formulae, product development ideas and methods, inventions, improvements, designs, documents, discoveries, ideas, trademarks, and trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive, develop, or reduce to practice, or cause to be conceived or developed or reduced to practice, either (i) during the period of time I am employed by or provide services to the Company or (ii) after my employment with the Company ends if based upon any Proprietary Information. I hereby irrevocably assign and transfer to the Company all of my right, title and interest in and to all Inventions, including all trade secrets, patents, copyrights, and other rights of any sort in connection therewith. I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of, and during the period of, my employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USC §101). I agree that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all trade secrets, patents, copyrights and other rights in connection therewith. I understand and agree that the decision whether or not to commercialize or market any Inventions developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such Invention. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, that I now have or may hereafter have for infringement or misappropriation of any and all Proprietary Information and Company Inventions and intellectual property rights related thereto. I also hereby irrevocably waive and agree never to assert any rights of integrity, attribution, or that may be known as or referred to as “moral rights” with respect to any Inventions. In addition, the Company may use my name and likeness on or in connection with any technical or promotional material published by the Company without further authorization from or compensation to me.

C. Maintenance of Records. I agree to keep and maintain adequate and current written records of all Proprietary Information developed by me and all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

D. Patent, Copyright, and Mask Work Registrations. I agree that my obligation to assist the Company to obtain United States or foreign letters patent, copyrights, or mask work rights covering Inventions assigned hereunder to the Company shall continue beyond the termination of my employment at the Company. The Company shall compensate me at a reasonable rate for time actually spent by me at the Company’s (or its designee’s or assigns’) request on such assistance I provide after my employment ends. Such assistance may include (but is not limited to): (i) disclosing to the Company all pertinent information and data relating to the assigned Inventions; (ii) executing all documents that are required to assign to the Company or its successors and assigns the sole and exclusive rights, title and interest to the Inventions, including all intellectual property rights relating thereto; and (iii) executing all applications, specifications, oaths and all other documents that are required for the Company to register copyrights, patents, mask works, or other intellectual property rights relating thereto.

E. Designation and Appointment. If the Company is unable, because of my mental or physical incapacity or for any other reason, to secure my signature to apply for or to pursue any application for any United States or foreign letters patent, copyrights or mask work rights covering Inventions or other rights assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyrights, and mask work rights or other rights assigned to the Company as above with the same legal force and effect as if executed by me.

F. Exception to Assignments. I understand that the provisions of Section III.B of this Agreement requiring assignment of Inventions to the Company do not apply to any Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, or any similar state invention law. Section 2870 of the California Labor Code states as follows:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

However, I understand and agree that I must disclose to the Company all Inventions that qualify under Labor Code Section 2870 (or any similar state invention law) required by Section III.B, so that the Company may determine whether such Inventions do in fact qualify for this limited exclusion from assignment to the Company. The Company will keep in confidence and will not disclose to third parties without my consent any confidential information disclosed in writing to the Company relating to Inventions that qualify fully under the provisions of Section 2870 of the California Labor Code or similar laws.

IV. No Conflicting Activities.

I agree that during my employment by the Company I will not engage in any employment, occupation, consulting or other business activity that directly or indirectly competes with the Company or is otherwise in conflict with my obligations to the Company. I acknowledge and agree that my sale or unauthorized use, copying, transfer, maintenance or disclosure (including, without limitation, through the Internet, cloud-based systems, applications, programs or other electronic means) of any of the Proprietary Information is strictly prohibited by this Proprietary Agreement and constitutes unfair competition, whether such sale, use, transfer, maintenance or disclosure is made during the term of my employment or at any time thereafter.

V. Return of Company Property and Information.

I agree that all property, documents, data, records, papers, files, tangible items, computers, storage media, devices and other information and materials, in any format and whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by myself or others in connection with my employment shall be and remain the sole property of the Company and shall be returned promptly to the Company as and when requested by the Company. Even should the Company not so request, I shall return and deliver all such property in unaltered form immediately upon the termination of my employment, and I will not recreate, take with me, export or retain any access to such data or property, any reproduction of such property or any materials or products derived from such property, nor will I copy, delete or alter any information contained on my computers, phones, devices or equipment (or “factory reset” or wipe them in any manner) before such items are returned to the Company. I further agree that any property and information situated on the Company’s premises and/or owned by the Company, including devices, equipment, disks, media, electronic work spaces, storage devices, cloud-based data storage, email, voicemail, filing cabinets, desks or other work areas and systems, is subject to monitoring, search and/or inspection by the Company at any time with or without notice. I agree that I have no expectation of privacy in such areas, systems or property. In addition, I agree that if I have used any personal computer, device, equipment, server, cloud-based or email system to receive, store, review, prepare or transmit any Company information, including but not limited to Proprietary Information (“Personal Systems”), I agree that the Company may access such Personal Systems to install applications and either directly or remotely inspect, modify and make a computer usable copy of all information thereon, and then permanently lock, encrypt, delete and/or expunge all Company information from such Personal Systems. Upon the termination of my employment at the Company or as otherwise requested by the Company, I agree to cooperate with and provide to the Company passwords for and full access to each of my Personal Systems to verify my compliance with this Proprietary Agreement and/or ensure that any necessary inspection, modification, copying, encryption and/or deletion is completed. I acknowledge that my failure to provide my Personal Systems to the Company upon the Company’s request may result in the remote wiping of my Personal Systems for security reasons, and I hereby expressly assume the risk for any resulting loss of my personal data, applications, photos and information. I also agree to, at the time of termination or thereafter, certify in writing, in a format acceptable to the Company, that I have fully complied with each of my obligations herein.

VI. Online Accounts.

I agree that I will register all domains, usernames, handles, social media accounts and similar online accounts which I register on behalf of the Company and which relate to the Company or its intellectual property rights (the “Online Accounts”) in the name of the Company, except to the extent that such requests by the Company are prohibited by law. The term “Online Accounts”

shall exclude any domains, usernames, handles, social media accounts and similar online accounts which I have registered, or may in the future register, under my name exclusively for my personal use. If any Online Account that is not (or by the terms of such Online Account cannot be) registered in the name of the Company is registered in my name or under my control, I agree to assign ownership and control of such Online Account to any person designated by the Company upon the Company’s request. I agree to use any Online Account, whether registered in my name or the name of the Company, in compliance with any applicable policies or guidelines of the Company.

VII. At-Will Relationship.

I understand and acknowledge that, except as may be explicitly provided in a separate written agreement signed by the Company’s President or other Designated Representative, my employment with the Company is “at-will,” as defined under applicable law, meaning that either I or the Company may terminate the employment relationship at any time for any reason or no reason, without further obligation or liability, other than those provisions of this Agreement that explicitly survive the termination of my employment. I agree that, in connection with the termination of my employment for any reason, I will meet with representatives of the Company to assist with the transfer of my duties to other employees, including answering questions about my work and work product, completing my return of Company property, permitting inspection of personal electronic devices I have used in connection with my work at the Company, and confirming my obligations under this Agreement.

VIII. Notification.

I agree that the Company may notify any future or prospective employer or third-party about my rights and obligations under this Proprietary Agreement.

IX. Enforcement.

Each party will receive benefits under this Proprietary Agreement, and I acknowledge that, due to the uniqueness of my relationship with the Company, and the sensitive nature of the subject matter herein, either party may not have an adequate remedy at law or in arbitration forum in the event that this Proprietary Agreement is not fully performed in accordance with its terms. I agree, that in addition to any other rights and remedies available to either party for any breach by the other party of its obligations hereunder, either party shall be entitled to seek, through the judicial process and in a court of law located in Los Angeles County, preliminary injunctive relief (without the posting of a bond or other security) to preserve the status quo or prevent irreparable injury, including before the matter can be heard in arbitration. Both parties hereby submit to the jurisdiction of a court of law in California.

X. General Provisions.

A. Governing Law and Interpretation. This Proprietary Agreement will be construed in accordance with, and all disputes hereunder shall be governed first by any Agreement to Arbitrate between the Parties, and otherwise enforced and interpreted in accordance with the laws of the State of California.

B. Voluntary Nature of this Proprietary Agreement. I acknowledge and agree that I have carefully read and that I understand this Proprietary Agreement, and that I have had an opportunity to seek the advice of legal counsel of my own choice, at my own expense, or that I have voluntarily declined to seek the advice of such legal counsel before signing it. I acknowledge and agree that I understand the terms, consequences and binding effect of this Proprietary Agreement.

C. Entire Agreement; Amendment. This Proprietary Agreement is intended as the complete, final and exclusive agreement between the parties regarding Proprietary Information, ownership of and assignment of Inventions and supersedes all prior understandings, writings, proposals, representations or communications (whether oral or written) relating to the subject matter hereof. This Proprietary Agreement may not be modified except by a writing executed by me and the Company’s President or other Designated Representative. Any subsequent change or changes in my title, duties or compensation will not affect the validity or scope of this Proprietary Agreement. I also understand that, from time to time, the Company may update its standard form of Proprietary Information and Inventions Assignment Agreement, and request that I execute same. In such circumstances, any continued “at-will” employment is conditioned upon my execution of the Company’s then-current form of Proprietary Information and Inventions Assignment Agreement.

D. Waiver. Failure of either me or the Company to enforce compliance with any provision of this Proprietary Agreement shall not constitute a waiver of such provision unless accompanied by a clear written statement that such provision is waived. A waiver of any default hereunder or of any of the terms and conditions of this Proprietary Agreement shall not be deemed to be a continuing waiver or a waiver of any other default or of any other term or condition, but shall apply solely to the instance to which such waiver is directed.

E. Severability. It is my desire and intent that the provisions of this Proprietary Agreement shall be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any clause or provision of this Proprietary Agreement would be held by any court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such clause or provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Proprietary Agreement or affecting the validity or enforceability of such clause or provision in any other jurisdiction. Notwithstanding the foregoing, if such individual clause or provision could be modified or more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so modified or narrowly drawn in a way which carries out as nearly as possible the original intent of the parties, without invalidating the remaining provisions of this Proprietary Agreement or affecting the validity or enforceability of such clause or provision in any other jurisdiction. If, moreover, any one or more of the provisions contained in this Proprietary Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it to the least amount possible so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

F. Survival; Successors and Assigns. This Proprietary Agreement will survive the termination of my employment with the Company for any reason and will be binding upon my heirs, executors, administrators and other legal representatives, and will protect the Proprietary Information of, and be for the benefit of, the Company and its successors and assigns.

G. Headings. Headings in this Proprietary Agreement are for the purpose of convenience only, and are not intended to be used in its construction or interpretation.

I have read this Proprietary Information and Inventions Assignment Agreement carefully and understand its terms; I agree to execute any proper oath or execute any proper document required to carry out its terms. I represent that my performance of all the terms of this Proprietary Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith. The list of Prior Inventions attached on Appendix 1 is accurate and complete.

EMPLOYEE: TRENT WARD	COMPANY: INTERACTIVE STRENGTH INC. (D/B/A/ FORME), a Delaware corporation

/Trent Ward	/Ben Bartlett
Signature	Ben Bartlett
President

Date:10/27/2022	Date:10/27/2022

Appendix 1

to

PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Trent Ward

(a)

Prior Inventions. Except as set forth in part (b) below, the following is a complete list of all Prior Inventions (as defined in Section III.A of the Proprietary Information and Inventions Assignment Agreement to which this Appendix is attached) relevant to the present business of Interactive Strength Inc. (d/b/a/ Forme).

☐	None. (No inventions, original works of authorship, developments, improvements, or trade secrets to disclose)

☐	See below (Include Title, Date, Identifying Number or Brief Description and whether Employee asserts that listed Invention qualifies under Labor Code Section 2870 or any similar state statute):

☐	Additional sheets attached.

(b)

Confidential Prior Inventions. Due to a prior confidentiality agreement, I cannot complete the disclosure with respect to the inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

☐	Additional Sheets Attached.

EXHIBIT B

AGREEMENT TO ARBITRATE

Trent Ward

Trent Ward (the “Employee”), and Interactive Strength Inc. (d/b/a/ Forme), a Delaware corporation, its subsidiaries, affiliates, successors or assigns (collectively, the “Company”), hereby enter into this Agreement to Arbitrate (the “Arbitration Agreement”) and agree that, except as noted below, any controversy, claim or dispute arising out of, concerning or relating in any way to the Employee’s employment with the Company or the termination thereof, whether arising in tort, contract or pursuant to a statute, regulation or ordinance now in existence or which may in the future be enacted or recognized (collectively, the “Claims”) shall be submitted exclusively to final and binding individual arbitration. The parties hereto understand and agree that by entering into this Arbitration Agreement they are waiving their respective right to bring such Claims to court, including any right to a jury trial. The parties further agree that such arbitration shall be conducted on an individual basis only, not a class, collective or representative basis, and hereby waive any right to bring class-wide, collective or representative claims before any arbitrator or in any forum, except to the extent a representative action under the California Private Attorney General Act is, as a matter of law, is not deemed subject to such a waiver.

The Employee and the Company (each a “Party” and, collectively, the “Parties”) hereby agree that:

1.

The “Claims” subject to this Arbitration Agreement include, but are not limited to: (a) claims for fraud, promissory estoppel, fraudulent inducement of contract or breach of contract or contractual obligation, whether such alleged contract or obligation be oral or written, express or implied by fact or law; (b) claims for wrongful termination of employment, wrongful termination in violation of public policy and constructive discharge, infliction of emotional distress, misrepresentation, interference with contract or prospective economic advantage, defamation, unfair business practices and any other tort or tort-like causes of action relating to or arising from the employment relationship; (c) claims for discrimination, harassment, or retaliation under any and all federal, state, or municipal statutes, regulations or ordinances (including but not limited to Title VII of the Civil Rights Act of 1965, the Americans With Disabilities Act, the Age Discrimination in Employment Act and the California Fair Employment and Housing Act, regardless of those laws’ applicability to Employee’s employment relationship with the Company, and excepting only those claims for which Employee’s voluntary agreement to arbitrate is not enforceable under applicable law) as well as claims for violation of any other federal, state or municipal statute, regulation or ordinance, except as set forth herein; (d) claims for wages, commissions, bonuses, severance, employee benefits, stock options and the like, whether such claims are based on alleged express or implied contract or obligation, equity, the California Labor Code, the Fair Labor Standards Act, the Family Medical Leave Act and the California Family Rights Act (as applicable), or any other federal, state, or municipal laws concerning wages, compensation, leaves or employee benefits; (e) claims arising out of or relating to the grant, exercise, vesting and/or issuance of equity in the Company or options to purchase equity in the Company; and (f) claims concerning the validity, infringement, enforceability or misappropriation of any trade secret, patent right, copyright, trademark or any other intellectual property or confidential information held or sought by the Employee or the Company, including claims alleged by Employee or the Company that arise under the Company’s Proprietary Information and Inventions Assignment Agreement regarding such intellectual property or Proprietary Information (“Proprietary Agreement”) and/or those arising under the Uniform Trade Secrets Act; and (g) disputes arising out of or relating to the interpretation or application of this Arbitration Agreement.

2.

Notwithstanding the above: (a) nothing in this Arbitration Agreement shall be construed as limiting the Employee’s right to file a claim with or seek the assistance of the Equal Employment Opportunity Commission, the National Labor Relations Board, Department of Labor, or any similar state or federal administrative agency, however, any claim that cannot be resolved administratively or is not submitted to the applicable agency for resolution shall be subject to this Arbitration Agreement; (b) the following disputes and claims are not covered by this Arbitration Agreement and shall therefore be resolved by both Parties in any appropriate forum, including courts of law, as required by the laws then in effect: (i) claims for workers’ compensation benefits; (ii) claims for unemployment insurance benefits; and (iii) claims for state or federal disability insurance benefits; and (c) neither Party waives the right to seek through judicial process, preliminary injunctive relief to preserve the status quo or prevent irreparable injury before the matter can be heard in arbitration.

3.

The arbitration provided under this Arbitration Agreement shall be conducted by a single arbitrator in accordance with the then-current rules issued by the American Arbitration Association (“AAA”) for the resolution of employment disputes, which rules are available for review at www.adr.org/employment and incorporated herein by reference. The Parties understand and agree that the arbitration shall take place in Los Angeles, California, or, at the Employee’s option, in the county in which the Employee primarily worked with the Company at the time the arbitrable dispute or claim arose. The Party filing the arbitration shall be responsible for paying the initial arbitration filing fee, except that if the Employee files the arbitration, the Employee shall pay only so much of the arbitration filing fee as does not exceed the then-current filing fee for civil actions.

4.

Both the Employee and the Company have the right to be represented by counsel of their choice. Each Party shall be responsible for his/her/its own attorneys’ fees, except as provided by law. The Company will pay the arbitrator’s fee for the proceeding, as well as any administrative, room or other charges required by AAA. The arbitrator shall have the authority over the Parties’ discovery and also to order non-party and third party subpoenas for discovery and the arbitration proceeding; however, each Party shall be responsible for all costs associated with discovery which that Party initiates (e.g., depositions), except that a Party or third-party witness being deposed shall be responsible for the cost of a copy of the transcript if he/she/it chooses to order a copy.

5.

The arbitrator shall issue a written arbitration decision or award stating the arbitrator’s essential findings and conclusions upon which the decision or award is based. The decision or award of the arbitrator shall be final and binding upon the Parties. The arbitrator shall have the power to award any type of legal or equitable relief that would be available in a court of competent jurisdiction including but not limited to costs, attorneys’ fees, and punitive damages when such damages and fees are available under the applicable statute and/or judicial authority. Either Party may file pre-hearing motions directed at the legal sufficiency of a claim or defense equivalent to a demurrer or summary judgment prior to the arbitration hearing. The arbitrator’s decision or award may be entered as a judgment or order in any court of competent jurisdiction.

6.

The Parties agree to file any demand for arbitration within the time limit established by the applicable statute of limitations for the asserted Claims or within one (1) year of the conduct that forms the basis of the Claim if no statutory limitation is applicable. Failure to demand arbitration within the prescribed time period shall result in waiver of such Claims. The Parties further agree that nothing in this Arbitration Agreement relieves either of them from any obligation they may have to exhaust certain administrative remedies before arbitrating any Claims or disputes under this Arbitration Agreement.

7.

The Parties understand and agree that neither the terms nor the conditions described in this Arbitration Agreement are intended to create a contract of employment for a specific duration of time or to limit the circumstances under which the Employee’s “at-will” employment may be terminated.

8.

This Arbitration Agreement is the complete agreement between the Employee and the Company on the subject of the arbitration of disputes. This Arbitration Agreement supersedes any prior or contemporaneous oral or written understanding on the subject. To the greatest extent permissible under applicable law, this Arbitration Agreement shall be interpreted and enforced pursuant to the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and otherwise enforced and interpreted in accordance with the laws of the State of California.

9.

The terms of this Arbitration Agreement may not be orally modified. This Arbitration Agreement can be modified only by a written document signed by the Company’s President or other Designated Representative and the Employee. The parties hereto further agree that this Arbitration Agreement shall survive the termination of the Employee’s employment.

10.

It is the desire and intent of the Parties that the provisions of this Arbitration Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any clause or provision of this Arbitration Agreement is prohibited under applicable law or determined by the arbitrator or by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such individual clause or provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Arbitration Agreement or affecting the validity or enforceability of such clause or provision in any other jurisdiction. Notwithstanding the foregoing, if such individual clause or provision could be modified or more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so modified or narrowly drawn in a way which carries out as nearly as possible the original intent of the parties, without invalidating the remaining provisions of this Arbitration Agreement or affecting the validity or enforceability of such clause or provision in any other jurisdiction.

Both Parties acknowledge, represent and warrant that they are knowingly and voluntarily entering into this Arbitration Agreement and that they have or may consult with an attorney concerning its terms. Employee acknowledges that entering into this Arbitration Agreement is not a condition of employment at the Company. Each Party understands that by entering into this Arbitration Agreement they are agreeing to waive a jury trial as to all Claims.

EMPLOYEE: TRENT WARD	COMPANY: INTERACTIVE STRENGTH INC. (D/B/A/ FORME), a Delaware corporation

/Trent Ward Signature	/Ben Bartlett Ben Bartlett President

Date:10/27/2022	Date:10/27/2022